Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

EPIC - Q1 2008 Epicor Software Earnings Conference Call

Event Date/Time: Apr. 29. 2008 / 5:00PM ET

CORPORATE PARTICIPANTS

Damon Wright

Epicor Software Corporation - Senior Director, Investor Relations

Tom Kelly

Epicor Software Corporation - President and CEO

Michael Piraino

Epicor Software Corporation - EVP and CFO

John Hiraoka

Epicor Software Corporation - SVP and Chief Marketing Officer

CONFERENCE CALL PARTICIPANTS

Ajay Kasargod

Piper Jaffray - Analyst

Richard Baldry

Canaccord Adams - Analyst

Steve Koenig

KeyBanc Capital Markets - Analyst

Brad Sills

Lehman Brothers - Analyst

Abhey Lamba

UBS Investment Bank - Analyst

Richard Davis

Needham & Company, Inc. - Analyst

Horatio Rowani

Jefferies & Company - Analyst

PRESENTATION

Operator

Thank you so much for holding, everyone. Welcome to the Epicor Q1 2008 earnings results conference call. Just a reminder, today’s conference is being recorded. Now, at this time, I’ll turn things over to our host, Mr. Damon Wright, Senior Director, Investor Relations. Please go ahead, Mr. Wright.

Damon Wright - Epicor Software Corporation - Senior Director, Investor Relations

Thank you, Bo, and good afternoon to everyone who has joined us on the call today. We appreciate you taking this time to join us on our call to discuss Epicor’s 2008 first quarter financial results. Our press release issued this afternoon detailing these results can be accessed on our website at www.epicor.com under the Investor Section.

Joining us on today’s call are Tom Kelly, Epicor’s President and CEO, and Michael Piraino, Executive Vice President and CFO. Tom will begin the call with a few comments, followed by Michael, who will discuss certain financial results in more detail. Our Chief Marketing Officer, John Hiraoka, is also on the call to participate in the Q&A session that will follow the prepared remarks.

Before we begin, I would appreciate your patience as I review our Safe Harbor Statement. The discussions on today’s call will include forward-looking statements. Those forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results, as well as expected new product releases and other statements that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in our forward-looking statements, please see our Annual Report on Form 10-K for the period ended December 31, 2007.

Today’s comments will also include the discussion of certain non-GAAP financial measures, such as adjusted EBITDA, free cash flow and non-GAAP revenue and non-GAAP earnings, which exclude, among other things, amortization of prior intangible assets, stock based compensation expense, restructuring, and other charges. The most directly comparable GAAP financial measures and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release and in the Form 8-K to be filed with the SEC.

With that, I’d now like to turn the call over to Tom. Tom?

Tom Kelly - Epicor Software Corporation - President and CEO

Thank you, Damon.

It’s a privilege to be addressing you for the first time as the President and CEO of Epicor. While I’m very disappointed in Epicor’s financial performance for the quarter, I took this position at Epicor because of the strong history of growth and profitability that the Company has experienced over the past several years.

I’ve taken leadership over from George Klaus, who along with his Management Team over a 12-year period took Epicor from $30 million in annual revenue and losing money, to delivering more than $400 million in revenues and $66 million in free cash flow in 2007. Epicor has a core base of more than 20,000 customers that depend upon our technology, products, and people to run their businesses every single day.

I am here to build upon this foundation and to take Epicor into its next stage of growth and profitability. I realize that in light of our Q1 performance these may sound like empty words. Epicor will be judged on its performance over the balance of the year and over the years to come, and I fully understand that what we deliver is what the market reacts to.

During the first quarter Epicor faced three separate issues at the same time which negatively impacted our Q1 financial results. While I believe these types of issues can be a common occurrence within a successful, rapidly growing Company, these short-term issues are not an excuse for falling short of our commitments to our shareholders. I believe the issues were largely Epicor related, which in my mind makes our performance against our expectations all the more unacceptable.

Our shareholders’ disappointment in our results is reflected in our current stock price, and it’s up to Epicor to prove that our Company is undervalued. I take a very hands on approach to running a Company, and I have been and will continue to be highly involved in every aspect of our business.

One of the buzz words that I’m driving through the organization right now is “accountability.” We’ll say what we’ll do, and we’ll do what we say. If we fall short, there will be accountability in this organization, and that will apply across all areas of Epicor. We’re going to start doing things a bit differently under my watch, starting with this conference call.

I’m going to ask Michael to start off by reviewing some of the key financial metrics from the quarter that are not detailed in the press release. I then plan to cover three, these primary issues. First, specific details on the issues we encountered in Q1 and how we have addressed the problems underlying these issues. Secondly, how we recast our business outlook for the remainder of the year, and why we have confidence in that outlook. And, lastly, what went right in Q1, and some of the mega trends that we are tracking, which we believe can be complementary and additive to our existing businesses.

So, Michael?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Thank you, Tom. Now, turning to some financial metrics from the quarter. You can all read the press release and tables for the bulk of the information, but I will provide some color around a few specific areas.

Based on the acquisition of NSB in February and the application of purchase accounting rules, which require us to write-down to fair value NSB deferred revenue from software, consulting, and maintenance, some Q1 results and our Q2 and full year 2008 revenue guidance are being provided on a non-GAAP basis. Please refer to the non-GAAP reconciliation tables at the end of our earnings release.

GAAP revenue for the first quarter was $102.2 million and non-GAAP was $104 million, which included approximately $1.6 million in maintenance, approximately $200,000 in consulting, and approximately $50,000 in software revenue loss to purchase accounting. You can see the break-out of our Q1 revenue by segment in the statement of operations, and Tom will be spending time addressing software revenue and consulting revenue and gross margin in a minute.

Hardware and other revenues were slightly above our prior guidance at $6.1 million, down YOY due to the timing of customer orders. The revenue and profit bright spot for Epicor this quarter was maintenance, which grew to more than $47 million on a non-GAAP basis. Maintenance revenue streams benefited from 94% retention rates, and more than 150 win backs during the quarter. The win backs are expected to generate in excess of $3.2 million in additional maintenance revenue on an annual basis. Maintenance is our most profitable business segment, and is key for Epicor’s continued cash generation.

We had a first quarter GAAP net loss of $7 million or $0.12 per share, which included a tax benefit of $4.1 million. While the fact that we had a GAAP loss is directly attributable to significantly lower revenues and margins than originally expected, we also had a number of items related to the NSB acquisition and Company restructuring that we knew would negatively impact GAAP earning.

As expected, amortization was higher this quarter than past quarters by nearly $3 million, and we had expense of $1.6 million for [option] contracts, recorded in other income, to hedge the purchase price of NSB since the transaction was denominated in pounds sterling. We were successful in limiting our exposure to currency fluctuations, and in the end we had a net benefit in the final purchase price for NSB of more than 7.5 million U.S. dollars, based on currency movement versus the announced price of 322 million U.S.D. We also had approximately $4.1 million in Company restructuring expense related to management severance and cost reductions from the elimination of redundancies in Epicor’s retail business.

Excluding these expenses, adjustments, and stock comp on a non-GAAP business, net income was $4 million or $0.07 per diluted share. As previously stated, Epicor is operating NSB as part of our Retail Division. Integration of all functions into Epicor’s Retail Division, which includes our prior acquisition of CRS Retail Systems in December of 2005, began immediately upon the close of the transaction in early February, making it more difficult to separate revenue and cost between the two Companies as each day goes on.

Since this acquisition just took place, we are able to provide for this quarter only what we believe is a good representation of NSB’s contribution for the period. In the first quarter of 2008 NSB contributed approximately $12 million in total revenue to Epicor, of which $1 million was hardware, and the transaction was slightly dilutive on a non-GAAP basis for the quarter.

We did a good job of managing overall expenses this quarter versus last year, especially in light of adding the NSB infrastructure in February. Sales and marketing and R&D were up primarily based on the additional heads and programs that came along with NSB. Our G&A was down both in absolute dollars and as a percentage of revenue.

Now, taking a look at some margin analysis. Software license gross margins, excluding amortization, were up sequentially to 80.7% versus 78.5% in Q4 2007, due primarily to mix, which included less third-party royalties. Consulting gross margins were negative, minus 1.8%, due in large part to a strategic consulting project for which we had to adjust cost estimates and bring forward estimated future losses. Tom will cover the details on this shortly.

Consulting revenue and margins were also impacted by lower than expected utilization rates related to the integration of NSB and the significant hiring we’ve done in low cost geographies over the past several quarters. This, of course, required more training to bring these consultants up to fully billable rates.

We expect consulting margins to rebound in the second quarter, moving back to the mid to high teens, and increasing throughout the remainder of the year. Maintenance gross margins were 74.9%, down from 77.6% in the year ago period, due to the addition of NSB maintenance revenues which have traditionally had a lower gross margin. Hardware and other gross margin was negative, minus 4.2%, impacted by a customer settlement and some significant low margin hardware sales to large customers.

Overall, 2008 first quarter gross margins, excluding amortization were 48.5% on a non-GAAP basis, down sequentially from Q4 ‘07, overall gross margins of 57.8%. Adjusted EBITDA margin on a GAAP basis was also negatively impacted and fell short of expectations at 5.9%.

Our mix of Americas and international software license revenues for the quarter was split approximately 73% Americas, and 27% international. The change in mix is due to solid Americas ERP license sales, as well as to international license revenues coming in below our expectations. Tom will spend more time on this, again, in a moment.

2008 first quarter total revenues benefitted by approximately $2.5 million from currency fluctuation, which was offset by $3.6 million in higher international costs. When we factor in a foreign exchange gain, included in other income, which excludes the NSB option contract loss, the net currency impact to our income statement during the quarter was a loss of approximately $160,000.

We had strong collections during the quarter, in excess of $130 million. Free cash flow, a non-GAAP measure, which we define as adjusted EBITDA, plus stock comp, minus CapEx, taxes and net interest, was approximately $3 million for the quarter.

Historically, Q1 is always the lowest cash generating quarter of the year, and we were impacted meaningfully by our lower than expected margins and restructuring cost. On an annual basis, we expect to continue to generate substantial free cash flow of $75 million to $80 million, up approximately 17% at the midpoint, from approximately $66 million for the 2007 year.

As of March 31, 2008 the balance sheet included $104.9 million in cash equivalents and short-term investments, which benefitted from more than $33 million in cash from NSB’s balance sheet. Our total long-term debt balance at March 31, 2008 was $382.8 million, consisting primarily of 2-3/8s, $230 million obligation to holders of the Company’s convertible bond and the LIBOR based $152 million term loan from our credit facility to help fund the NSB acquisition.

With that, I’d now like to turn the call back over to Tom. Tom?

Tom Kelly - Epicor Software Corporation - President and CEO

Thank you, Michael.

I want to spend some time covering in detail the facts that drove these numbers, and how we’ve addressed each area. The biggest impact was in our consulting, and we did have a change in the senior management of our consulting business during the quarter. With revenues several million dollars below our expectations and a negative margin, the consulting line was the biggest disappointment, accounting for more than half of our revenue shortfall and hurting the bottom line by at least $0.07 to $0.08.

At mid 2007 the Company entered into a strategic consulting deal with a large customer. This was a deal that fell outside the normal course and scope of our consulting business. We had turnover in the team leading this program in Q1 of this year, and we performed a complete evaluation of where the project stood, and what was left to be completed to meet our commitment to the customer. Following the review, it was determined that significantly more work was required than would be covered by the contract, and we reallocated significant consulting resources to this project that we have been unable to bill to date.

This provided a double hit in the quarter, as these resources were not generating revenue on other deals, nor were they currently billable on this deal, creating a meaningfully negative large net impact to the quarter. We also made an estimate of what it would take to fully complete this project and accrued these costs in Q1, less the original consulting fees agreed upon with the customer. This accrual will make the project earnings neutral in future quarters if our estimated cost to complete remains unchanged.

In hindsight, this contract was not well planned from the outset, had significant scope creep, and was poorly handled by all involved. That said, it is our customers that make us successful and we stand behind our commitments to them, but we believe that we’ve accounted for all future costs on this contract in Q1, so going forward there should be no P&L impact and we expect consulting margins to immediately return to the mid to high teens in Q2 and build throughout the year.

One thing I want to stress is that this project does not fall under the scope of our normal consulting implementation business. This was a one-off contract, outside of our manufacturing sector, the likes of which Epicor has not entered into previously.

Now, let me turn to the software line. Back in February, upon the completion of the NSB acquisition, we cautioned that we expected our retail vertical to face a challenging first half of 2008. We announced that bringing together two of the dominant players in the specialty retail space would create a temporary lengthening of our retail customers buying decision process as they waited for our detailed product strategy.

Originally, we expected to take our go-forward retail product strategy to the market in February. However, a Company gets one chance to do this right, and the most important thing was to ensure we got our strategy a hundred percent correct at the beginning. To ensure we made the proper technology and product decisions it took some extra time, about to the middle of March to complete delivering our messaging to the product.

We have now fully conveyed our protected extend plan to the retail market, confirming the continued support and enhancement of all the core NSB and Epicor retail products, including point of sale, merchandising, and CRM. Convergence, the third component of our product strategy, will focus on creating a next generation retail product, leverages the best features and capabilities from each company’s products and provides our customers solutions that they can rely upon as they grow.

We believe that our messaging has been very well received by current and prospective customers, as well as by industry analysts and the trade media. In fact, we are already beginning to experience significant benefits from being the market share leader in specialty retail. We are being brought into more new and large deals than ever before. We are seeing cross selling opportunities to take the product and services offerings from each former standalone company into our large combined base of leading retail customers and our retail pipelines are growing. We have made a large investment in the retail vertical, and we expect it to pay dividends as we continue, as the market share leader in this growing market.

Let’s take a look at international. We have some pockets of strength internationally, especially in the Asia-Pacific region, but we experienced deal slippage in certain geographies. We did not see any specific market conditions that caused this, however, during the quarter we did have some significant senior management changes at Corporate with our President and COO announcing his intention to leave midway through the quarter. We also had significant focus by Management on closing and integrating NSB.

These distractions are behind us, and the new team is squarely in place and appropriately focused to cover every aspect of our worldwide business. We saw no changes in the international competitive environment, and our Q2 pipelines remain strong, giving us every expectation for solid international license sales for the remainder of the year.

I want to spend a little time now on how we recast our financial guidance. While the numbers tracked similarly, it is definitely incorrect to assume that we simply subtracted the Q1 shortfall from our previous annual guidance to arrive at our new guidance. After careful evaluation of the issues in Q1 and the steps taken to ensure the problems underlying the issues were addressed. We took the opportunity to completely review our budget, our cost structure, and our internal models from which we derive our financial guidance.

I asked every one of our revenue stakeholders to carefully reexamine their businesses in light of what happened in Q1, with an eye out for other factors that could influence customer spending decisions in their specific areas throughout the remainder of the year. This was a bottoms up approach across the entire organization.

Michael and I then took these new forecasts and applied what we believed was an appropriate level of conservatism to arrive at our revised non-GAAP guidance. This was a complex process that took a completely new look at the business from revenue expectations to cost structures.

It’s my responsibility to ensure that every area within Epicor is highly focused on meeting the commitments we have put forward to our customers and shareholders. I believe this process was reflective of that.

So what went right? You know, it can be frustrating for all of our employees when temporary setbacks that impact a very short period in the life of Epicor completely overshadow everything good that the Company has done over the past 12 years. As I stated upfront, Epicor is an excellent Company that has consistently delivered growing revenue and profits on an annual basis over the past several years.

The backbone of this Company, our technology, products, customers, and people, the things that make us great have not changed. There were a number of things that went right in Q1, and it’s important to remember that Epicor remains a growing Company with industry leading solutions that run the businesses of more than 20,000 of the world’s top companies.

During the quarter we added another 106 new customers and won back more than 150 customers that had gone off maintenance and are now back on. Retention rates remained near all-time high at 94%, a testament to the tremendous value of our products and our people provide, that our people provide on a daily basis to our customers. We are well on our way to generating more than $200 million in highly profitable maintenance revenues this year. This is an incredible franchise with gross margins in excess of 75%.

Domestic license sales were solid, validating our position that spending on ERP solutions in our focused verticals will continue to be a top priority even in the face of possible economic weakness. The average size of our top ten software deals was $440,000, and we continue to be pulled up market by Fortune 1000 CIOs who are looking down market for a better ROI for their large divisions. They are questioning why they should spend millions of dollars on a multiyear ERP implementation when Epicor can provide superior functionality at a fraction of the price, with a single point of accountability.

We hit our targeted annual cost savings for NSB with the elimination of the public company costs and redundancies in people and programs. And perhaps most important of all, we believe we will generate between $75 million to $80 million in free cash flow this year, up 17% over the midpoint of the $66 million generated in 2007. Our employees have a lot to be proud of about what they’ve accomplished in this quarter.

I want to switch gears a bit, to turn from discussing the past, to looking towards the future. We are highly focused on making sure we have addressed the issues that have impacted us in Q1. We’re even more focused on ensuring we are appropriately meeting and anticipating the requirements of our current and perspective customers in our ERP and retail markets. Our existing markets are tremendously important. They are the businesses that support our financial expectations. I believe it is also critical for our Company to identify and prepare to capitalize on the bigger picture. We’re always looking for areas that are complementary and additive to our solid ERP and retail businesses.

In addition, there are mega trends that can play a significant role in shaping the future course of the Company and of an industry. Through the trends that Epicor has been monitoring for some time, it shouldn’t come as a surprise to any of you, are mobile and software as a service. I want to stress that these areas are areas that I believe can be complementary and additive to our businesses, by adding point solutions to our offerings or going after adjacent verticals in which we don’t currently compete.

I will absolutely not allow our forward thinking in any area, be it a mega trend or a new vertical to be a distraction to our executing our core business. However, if we can drive additional opportunity and revenue from areas we don’t currently address or where we can provide supplementary benefits for our existing customers, I plan to do so.

To sum up, in Q1 we face three issues that hit us at the same time on the heels of a record fourth quarter. The problems underlying these issues have been addressed, and we believe our outlook is good, and our Q2 pipelines are strong in every vertical and geography we address.

Although we do not control the macroeconomic environment, we have some insight into our customers projected spending, which is reflected in our forecast. We have more than 20,000 customers that rely upon Epicor every day, and we are optimizing our business model to ensure that we do everything in our power to meet our targets for revenues, earnings, and cash flows for the 2008 year.

In these prepared remarks, I’ve tried to make it clear that I will be taking a very hands-on approach to running Epicor’s businesses and plan to drive accountability throughout this organization. One of the most important things to me personally, and I believe a key to success for any public company is consistency of quarterly results. The phrase, “say what we do and do what we say,” applies to our quarterly guidance, and I intend to do my best to deliver consistency to our shareholders.

Operator, we’re ready to take questions.

QUESTION AND ANSWER

Operator

Thank you, Mr. Kelly. (OPERATOR INSTRUCTIONS.)

Tom Kelly - Epicor Software Corporation - President and CEO

Thank you, Operator.

Operator

And we’ll take our first question today from Ajay Kasargod at Piper Jaffray.

Ajay Kasargod - Piper Jaffray - Analyst

Thank you very much. Thank you for the time, for the questions here. The first question is a financial one, and, Michael, on the free cash flow guidance that you’ve given out there, what are you factoring in for working capital in that $75 million to $80 million?

Tom Kelly - Epicor Software Corporation - President and CEO

Michael, go ahead. And, actually, just so I’ll interrupt here, I’m going to try to field every question, but with my short time on the job I’m going to send over, and Michael and I had already agreed that he’d take the financial ones. So, Michael?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes. Ajay, actually, in all the free cash flow, in numbers that we’ve given, both historical and the forward-looking, we haven’t factored in any movements in working capital. We wouldn’t expect them to be significant. Obviously, there’ll be growth in receivables. We would expect a, if not a dollar for dollar, at least a similar growth in payables, accrued expenses, and deferred revenue. So I would not expect the impact of working capital changes to be — have a significant impact on free cash flow.

Ajay Kasargod - Piper Jaffray - Analyst

And then just on that, what have you factored in on CapEx? And I have one follow-up for Tom.

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes. CapEx we factored in about $15 million for 2008. Now, that’s quite a significant increase from the prior year. I think in 2007 we had about $8 million in CapEx, but there are a handful of projects this year around the world that we really do — you know, we are an IT Company, and obviously we want to be technologically advanced in terms of communications and structure, and we’ve got a lot of offices that have to be integrated, so we’ve got a little more aggressive capital program going this year, but I’ve estimated $15 million.

Ajay Kasargod - Piper Jaffray - Analyst

Okay. Great. Thank you. And then, also, Tom, when you — you talked about the exhaustive review you made on your model, can you just kind of talk to us about the products and verticals that will drive performance? And how does Epicor 9 factor into your outlook? Thank you.

Tom Kelly - Epicor Software Corporation - President and CEO

Okay. Let me start off, I’ll take those in order. I went through all our current businesses, and as you know today or may not know, we’re organized in two fashions. We have our Epicor Retail organization, so I reviewed the detailed pipelines and the Epicor Retail Division. And then we have the existing Epicor businesses, where manufacturing is really our leading sector that we participate in, although we certainly have other sectors.

So my reviews in those sectors were very much organized by geography, which is how I went about looking at it. I looked at the Americas pipeline, the international pipeline, and we went into some fair degree of detail.

In terms of where I see our growth and where I see what I’m counting on for my business going forward, I’m counting on balance. I believe that our retail business has a lot of strength to it. I’m counting on my Americas business to continue the strength that it demonstrated in Q1, and I believe that the international markets have all the, have the pipelines, and no underlying market conditions that would interfere with those pipelines to allow us to deliver the NLR going forward.

So that’s how I went through the, kind of this process. And the process was arguably more detailed, in all honesty, because I am somewhat new here, very new here, and so I drove into detail, to understand the dynamics and the thinking behind my executives as they built these forecasts up, and I utilized Michael, beside me, to factor in the historical perspectives.

Relative to the Epicor 9, I want to kind of remind, as I understand, there’s never been any guidance provided that 2008 was dependent, the revenues, on Epicor 9, nor do we now project that it is dependent on Epicor 9. And so that, from factoring into my plans in 2008, it doesn’t impact my revenues.

Ajay Kasargod - Piper Jaffray - Analyst

Okay. Thank you. I’ll get back in queue.

Tom Kelly - Epicor Software Corporation - President and CEO

Okay.

Operator

And we’ll take our next question now from Richard Baldry with Canaccord Adams

Richard Baldry - Canaccord Adams - Analyst

Thanks. Had you looked at, specifically, into some detail in the G&A line in the absolute dollar number, right around $12 million is sharply lower than both the fourth quarter number and basically any quarter in ‘07. Can you talk about maybe how that came down that dramatically?

Tom Kelly - Epicor Software Corporation - President and CEO

Sure.

Richard Baldry - Canaccord Adams - Analyst

And sort of sequentially where we should see it?

Tom Kelly - Epicor Software Corporation - President and CEO

Yes, I’d like Michael to handle that, if he would?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Sure. Rich, the comparison between G&A this quarter and the same quarter last year is really in about three or four categories. We had a terrific collections quarter. I think I mentioned that in my prepared remarks. And so we were able to reduce our bad debt expense charge for the quarter somewhat significantly.

You might also recall Q1 of last year, you know, we were still somewhat new in the SOX area and we had significant professional fees in Q1 of last year, which we’ve always said as we got better about SOX and our accountants and advisors got better about SOX, there’d be a learning curve and we’d be able to take those expenses down. We’ve done that. We’ve also benefitted from a travel perspective, a T&E perspective, somewhat less YOY, and then of course with the lower performance this year’s first quarter versus last year’s first quarter we’ve got lower bonus and stock compensation running through the line.

Richard Baldry - Canaccord Adams - Analyst

So how should we expect that sort of to look sequentially, on sort of a normalized basis?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes, I think from the modeling standpoint, I think based on the new revenue which will include a full quarter of NSB, I think if you’re 11% to 12% of total revenue each quarter the remaining three quarters I think you’ll be in the right range.

Richard Baldry - Canaccord Adams - Analyst

Thanks.

Operator

And we’ll go next now to Steve Koenig with KeyBanc Capital Markets.

Steve Koenig - KeyBanc Capital Markets - Analyst

Thank you, and good afternoon. Let’s see, I guess the most important question I’d like to ask, and then a housekeeping question. On the international weakness, you talked about the slipped deals, that’s probably one of the — the one area out of the three that I feel I have less visibility on than the others, than the other areas, and if you could give a little bit more color on that, around where was it weak or what products, and what caused it, and what’s happened with those slipped deals, as well?

Tom Kelly - Epicor Software Corporation - President and CEO

You know, let me start with what’s happened with them. We don’t see any of those deals that we lost, and that’s important to start right there. And this was, you know, I went through, Steve, and I looked at the — I went through this in detail, and I — it really is a handful, you know, a number of deals that slid out of the quarter, that slid out. Just a classic slide. I drove down in it, I pushed on it, and it was my determination that it was simply nothing more than that.

We had in several of the markets, I’m not sure it’s important to go into the countries, nor is it, nor does it benefit me from a, you know, competitive situations where that goes, but it really were conditions that slid out of the quarter. We expect those deals were not lost, and I know that doesn’t give you kind of some quantitative thing that you can go put your finger on as far as an answer, but from my standpoint that was also what has given me confidence in not only the pipelines but the reasons.

I don’t see any competitive reason, no product reason, no market condition, anything that gave rise to that slide. So that’s really as much detail as I’m able to lay out for you, but I am comfortable with my outlook for Q2 in the international market.

Steve Koenig - KeyBanc Capital Markets - Analyst

Uh-huh. And, Tom, was the international weakness in terms of its impact on license revenues, was it roughly the same order of magnitude as the retail license problem. I mean were they kind of evenly contributing to the license revenue miss?

Tom Kelly - Epicor Software Corporation - President and CEO

They’re pretty close to even. You know, it’s a pretty, it’s pretty close, yes. Clearly, consulting was one, and then these two guys in terms of the other impact on the P&L, certainly, in license it was pretty evenly spread between international and retail.

Steve Koenig - KeyBanc Capital Markets - Analyst

Okay. And one housekeeping question, and then I’ll get back into queue. Did you all, do you have the deals over $500K and deals over a million for us?

Tom Kelly - Epicor Software Corporation - President and CEO

Michael?

Michael Piraino - Epicor Software Corporation - EVP and CFO

I do. We had no deals over a million in the top ten, or no deals over a million period, and we had three deals over $500,000.

Steve Koenig - KeyBanc Capital Markets - Analyst

Okay. Great. Thanks.

Operator

And next from Lehman Brothers we hear from [Brad Sills].

Brad Sills - Lehman Brothers - Analyst

Hey, guys. Thanks for taking my question. My question is on the development costs. You mentioned it increasing due to NSB projects. Could you just elaborate a little bit on where we should see that going for the remainder of the year, given that you’ve got Epicor 9 project winding down, and then now also with this convergence project in there, as well? Thanks.

Tom Kelly - Epicor Software Corporation - President and CEO

I’ll let Michael handle that, but certainly Epicor 9 is in the full throe. This is really where much of our effort in the nonretail development sector is. Not much, but the largest single project is clearly Epicor 9. So, Michael, please?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes, just in terms of providing some metrics, those of you that have been with us for some time remember clearly that over the last, I don’t know, six to eight, to ten quarters, maybe 12 quarters, we’ve essentially operated R&D below 9% of revenue.

When we — there’s really two things that are influencing the mix in 2008. Number one, as we talk about on every call, and we’re glad to talk about it, and that is we are in the middle of the development cycle for our brand-new product, Epicor 9, and clearly we are spending the appropriate amount of resources through the balance of this year to make sure that product comes to market with the highest quality possible.

The other thing that’s influential in 2008 is that we probably even mentioned this when we talked about the NSB acquisition a couple of months ago. They have historically not done offshore development. They have not done development in the lower cost geographies. And so as we bring them on, now, obviously it’s part of the integration plan, we would hope to improve that picture somewhat. So those are the two things that are influencing ‘08 in terms of the comparison to a historical perspective.

So going forward, again, just kind of looking at the balance of the year, you know, I think somewhere around the 10.5% to 11.5% of revenue is probably the right range to be in terms of R&D costs.

Brad Sills - Lehman Brothers - Analyst

Got it. Okay. Thanks. And then a last question on deferred, what was the sequential increase excluding NSB?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Say that again?

Brad Sills - Lehman Brothers - Analyst

The deferred revenue, sequential increase, or I guess even just the balance, excluding NSB?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Well, the actual increase is $20 million, and I think NSB contributed probably $15 million to $16 million of that, something like that. So there was a small increase from the heritage Epicor, for lack of a better term, but the lion’s share of the increase came as a result of the NSB acquisition.

Brad Sills - Lehman Brothers - Analyst

Got it. Okay. Thanks very much.

Michael Piraino - Epicor Software Corporation - EVP and CFO

Uh-huh.

Operator

We’ll go next now to Abhey Lamba at UBS.

Abhey Lamba - UBS Investment Bank - Analyst

Hi, thank you. Tom, given your real thought that the spending is intact in the industrial verticals you have presence in —

Tom Kelly - Epicor Software Corporation - President and CEO

Could you repeat that? I missed what you just said.

Abhey Lamba - UBS Investment Bank - Analyst

Yes, given your real thought that the spending is intact in your industrial verticals that you have — you’re focused on, what do you think is the market growth rate in those segments this year, and how does that compare to your organic license forecast?

Tom Kelly - Epicor Software Corporation - President and CEO

Well, first of all, the growth rate, we anticipate — I’m going to actually ask John Hiraoka to help us in that. First of all, I will give you a general perspective on this, and then John can go into a little more detail.

We have found that the — that spending in the retail space, at [AMR] in particular, and I’m going to have John do a little more elaboration, actually is not impacted by downturns. It’s a time that the retailers, the forward thinking retailers take the effort to invest in systems and technologies to allow them to be more aggressive, more productive, and more competitive when the upturn turns. And there’s some data and details on that.

And we have also found that the ERP spending trends in outside verticals oftentimes lag these downturns. So we’re not sure today that we see any impact, and nor in terms of our pipeline or in terms of our forecasts that would reflect some change in buying habits, given the chatter, not chatter but all the talk and, in fact, the possible economic downturn that we’re in. So that is kind of a quantitative and qualitative mix on that. John, would you like to add a little more to that?

John Hiraoka - Epicor Software Corporation - SVP and Chief Marketing Officer

We think the three areas, if you look at three principal vertical markets that we serve, if you look at manufacturing, with the weaker dollar, we’re looking at export manufacturing increasing, the primary production sector actually looks to be solid. And, as well, the Global 2000 is investing, so we’re seeing market analyst research relative to that and, again, strength in the pipeline.

On the retail side, as Tom mentioned, a lot of the top tier retailers are now going to invest in infrastructure, and while they might not be doing as many store rollouts, actually now becomes a better time in these markets for them to do new system replacements, and actually go with some of the new key applications, like assortment planning, merchandise planning, et cetera, so we see opportunity there.

Lastly, the supply chain sector is actually an area where typically in these types of markets there is a lot of investment, so we are continuing to see strength across each one of our vertical industries as well as what’s being reflected in the pipeline.

Tom Kelly - Epicor Software Corporation - President and CEO

And in terms of the guidance on the market growth, I mean you can do the math. The guidance that we provided out there, you know, the math says that the midpoint of the software guidance for the year, that we’re looking at a flat software growth.

Abhey Lamba - UBS Investment Bank - Analyst

Got you. And in terms of the international deals that slipped, have you closed any of the deals that slipped from the previous quarter so far?

Tom Kelly - Epicor Software Corporation - President and CEO

I don’t know that as I sit here today, I don’t know that.

Abhey Lamba - UBS Investment Bank - Analyst

Thank you.

Operator

And next with Needham, we’ll hear from Richard Davis.

Richard Davis - Needham & Company, Inc. - Analyst

Hey, thanks. Maybe a couple tactical questions, strategic ones. First, where do you see consulting, where should they be, obviously not negative, but somewhere in between negative and something, what would they — what should they be?

Tom Kelly - Epicor Software Corporation - President and CEO

Well, our — in our commentary we said we expected in Q2 to get to the high teens, in the mid to high teens, and then find ourselves growing through the 20% through the year. So that’s exactly what I’m doing. I have some pretty high expectations of what I want to see consulting be in years beyond, but right now I took the opportunity to have consulting report directly to me for the last three, or the last month or so, since we’ve had the change in the leadership, six weeks, and so I’ve gotten a more intimate understanding of exactly how we’re operating.

We’ve got a lot of incredibly talented people in our consulting organization, and it’s given me a chance to see the organization and the capabilities we can deliver. My confidence in our ability to hit, to return to those mid to high teens in the second quarter remains high, as I sit here today. And I expect that we should be able to improve above 20% throughout the year as I go.

So my objective is to provide some level of consistently, consistent quarter improvement in consulting and look pretty, look more, have more focus on margins and less focus on as maybe is an accelerated growth. My most important focus right now in consulting is on margins, because I think that’s what’s going to have the biggest impact on my bottom line, quite frankly.

I don’t want to do anything to inhibit our ability to deliver our software products, and so we will continue to staff accordingly, to make sure that we can keep pace with our license implementations and the demands that we have from our installed base. But I expect that over the course of this year we should be able to drive consistently better margins in the quarters, and then we go into next year I can set the bar somewhat higher.

Richard Davis - Needham & Company, Inc. - Analyst

Got it. And, now, who is running global sales now?

Tom Kelly - Epicor Software Corporation - President and CEO

Laurie Klaus.

Richard Davis - Needham & Company, Inc. - Analyst

Okay. And then with regard to, you know, when you do a turnaround you usually need kind of a team of people, you know, whatever, two, four, six, or obviously a bunch of people, but what is — do you have that team, do you feel like you have that team to kind of run the plays that you need to do here?

Tom Kelly - Epicor Software Corporation - President and CEO

Well, let me start with the word “turnaround.” This is not a turnaround. I am very familiar with turnarounds, and intimately familiar with them. This is not a turnaround. We are a robust, highly, well thought — we have so many good things going on in this Company, and our products, our people, our markets, this is absolutely not a turnaround.

In terms of my team, I’m very happy with my team. I met with them yesterday, in addition to my normal staff meetings, to talk about our communications strategies as we go out after this call and talk to our employees.

I believe that one of the great things that George left me, he’s still very active, but one of the great things that George handed over to me, he handed over a great team, and I’m working well with them. I’m proud of them, and I support them in what they do. I think I’ve got the right players to lead through the hiccup in Q1 and to take advantage of the opportunities throughout the balance of the year.

And we are always, myself and my team, looking for other talent and other kinds of capabilities that could allow us to compete more effectively, and that’s something that we as a group are always looking for. So I’m excited about what I’ve got right now.

Richard Davis - Needham & Company, Inc. - Analyst

So it sounds like it’s more, in the sense, as you said in the prepared remarks, it’s more like, look, let’s get focused, let’s not do incorrect things, but that’s really the driver of the goals, is that a fair assessment?

Tom Kelly - Epicor Software Corporation - President and CEO

It’s a, you know, absolutely a fair assessment. I don’t want to say that there was any lack of focus before, because you couldn’t have created the — you couldn’t have built this Company to where it was with a lack of focus. But I believe that with a little more attention and a higher degree of importance on discipline and execution accountability, all these things that I are, that are earmarks to how I operate, I think that we will be able to have greater confidence in our results and greater predictability in our ability to deliver them. That’s my, that’s currently my read of it today.

Richard Davis - Needham & Company, Inc. - Analyst

Got it. Okay. Thank you.

Tom Kelly - Epicor Software Corporation - President and CEO

Thanks.

Operator

And we’ll go next, now, to [Horatio Rowani] at Jefferies & Company.

Horatio Rowani - Jefferies & Company - Analyst

Hi, thank you. This is Horatio, actually, for Ross MacMillan. Just a quick question. Most of my questions have been answered on housekeeping here. You mentioned $15 million for CapEx this year, do you expect some of that to roll-off in ‘09, and would we go back more to a $10 million base, sort of what you had in the past?

Tom Kelly - Epicor Software Corporation - President and CEO

Michael?

Michael Piraino - Epicor Software Corporation - EVP and CFO

You know, we haven’t thought a whole lot about ‘09 from a CapEx perspective. I would, if you push me out on a ledge there, I would probably say with NSB and being $550 million, in that range, international company, I wouldn’t expect it to roll-off too much. I mean I think, as I said earlier, we’ve got an international infrastructure and communication requirement that is important. We’re at call centers, we’re providing 24, 7 support around the world. Maybe we’ll be lucky and keep the hammer out, and knock a million or two off it, but I wouldn’t look for it to go down too terribly much in 2009.

Horatio Rowani - Jefferies & Company - Analyst

Okay. And then on the slipped deals that you talked about, were these — any of these deals sort of more concentrated on the higher end, or were they just across the board, different sizes? In other words, are you seeing sort of tightening at the higher end of deal sizes on the budget, IT budget?

Tom Kelly - Epicor Software Corporation - President and CEO

Could you restate the question? I had a little break-up on the line here.

Horatio Rowani - Jefferies & Company - Analyst

Right. I’m just wondering if on the deals that slipped, were these more focused at higher end purchases or just generally across the board?

Tom Kelly - Epicor Software Corporation - President and CEO

Generally, they were across the board, but generally a deal, you know, the larger the deal probably the more chance it has to slip because there’s more signatures on it, in all honesty. That’s usually, you know, when you get right down to the practical aspect, or maybe it’s just, but we are tracking so many deals at any given time.

I’d say there was some slippage across the board, but it wasn’t any kind of a — as I said earlier, I found no macro or general trend that indicated a problem that, whether it be large, product, cut, competitive, nothing that indicated that it was nothing more than a general slippage in that area. And I fully expect them to close this quarter, fully.

Horatio Rowani - Jefferies & Company - Analyst

Thank you.

Operator

And we’ll take a follow-up question now from Ajay at Piper Jaffray.

Ajay Kasargod - Piper Jaffray - Analyst

Thanks. Tom, and sorry if you mentioned this, if I did miss it, but when you talk about your review, and your review of kind of the pipeline, could you just kind of talk to us about the new deal pipeline, and also your assumptions around close rates. How, is that the same, or how has it changed in terms of your forecasting? Thank you.

Tom Kelly - Epicor Software Corporation - President and CEO

We expect our close rates in Q2 to go to their norms. We don’t expect — we’re not counting on any kind of extraordinarily high close rates. We expect that the low close rate that was obviously reflected because of the deal slippage in international would return to norm, and there’s not any evidence that it will not. The pipeline is supported, in fact, and so I’m not building a model that requires any kind of an excessively or higher than historical or higher than seasonal, or anything different from what would be fully supported by the pipelines and the history for the Company in the close rates.

Ajay Kasargod - Piper Jaffray - Analyst

Okay. Thank you.

Operator

And we’ll take a follow-up question now from Steve at KeyBank.

Steve Koenig - KeyBanc Capital Markets - Analyst

Hi, thanks. Tom, I’m wondering on the retail side, can you give us any proof points, qualitative or other, or deals, et cetera, about your customers being ready to make some larger commitments this quarter?

And also kind of related to that, I’m wondering, you know, you made some comments, you make comments about how retailers should spend in a downturn, does your guidance assume that retail revenues are up this year on a proforma combined basis, or have you built some conservatism into your guidance with respect to that?

Tom Kelly - Epicor Software Corporation - President and CEO

Well, first of all, let me go back to the — I can’t give you any kind of more detailed summary on the retail forecast. I went through it, absent me giving you the forecast, which I’m not, I’ve gone through it, I’ve looked at the numbers, I’ve looked at the account names. I’ve stayed on top of the progress all the way through the quarter, and I am, as I sit here today on this call I believe that we’re tracking on base to achieve the results that I am planning on or counting on in the Retail Division. Now, that’s the best I can give you at this point in time.

In terms of our guidance for the year for software revenues, we gave our guidance in total software for the year. We didn’t break-out our guidance, I think, for revenues for every — for all the various product lines. And so I don’t want to get into breaking out guidance on what I think retail software revenues are going to be and manufacture and any others, but I expect that these markets will buy throughout the year. I don’t see any evidence that they’ll, in the pipelines that they’re reacting to the possible economic slow-down.

And to the contrary we’ve done some historical work when we looked at what the analysts and what the people that study these markets have told us, and they, as John indicated and I mentioned earlier, you know, the historical data says that they invest, that they don’t shy away from investing during this period. And that is what’s embedded in our outlook for the year. Now, but it’s still founded fundamentally, when we look at the pipeline. I mean that’s where the rubber hits the road. We look at the pipeline and we go from there.

Operator

And, ladies and gentlemen, unfortunately, that is all the time we have for your questions today. Mr. Kelly, I’d like to turn things back to you now for any closing comments you may have.

Tom Kelly - Epicor Software Corporation - President and CEO

Okay. Well, in closing, I want to thank all of our employees throughout the world who have done an excellent job for Epicor and our customers, each and every day. Their dedication is reflected in our growing customer satisfaction rates and industry leading customer retention. And I’ll add here, I’m just very proud of them. They work hard, they’re here long hours, they put a — they have a great attitude. I like the spring in their step, and I’m very pleased to have them around. And I’m excitingly — exceedingly happy in being able to join them as we go and build this Company.

We look forward to meeting with many of you at the various conferences over the next few months, and I look forward to personally getting involved with all of you. Thank you, all, and have a good evening.

Michael Piraino - Epicor Software Corporation - EVP and CFO

Thank you. Good evening.

Operator

And, ladies and gentlemen, that will complete the Epicor conference call, at this time. Thank, you all, for joining us, and you may now disconnect.

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